SUBADVISORY AGREEMENT


               This SUBADVISORY
AGREEMENT is dated as of August 3rd, 2007 by and between AIG SUNAMERICA ASSET
MANAGEMENT CORP., a Delaware corporation
(the Adviser), and PUTNAM INVESTMENT
MANAGEMENT, LLC, a limited liability company organized pursuant to the laws of the state of Delaware (the Subadviser).

	WITNESSETH:

        WHEREAS, the Adviser and Seasons Series
Trust, a Massachusetts business trust (the Trust), have
 entered into an Investment Advisory and Management Agreement dated as of January 1, 1999
(the Advisory Agreement) pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust; and

        WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the
Act), as an open-end management investment company and may issue shares of beneficial interest, par value $.01 per share, in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and

        WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

        WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment portfolio or portfolios of the Trust listed on Schedule A attached hereto (the
Portfolio(s)), and the Subadviser is willing to furnish such services;

        NOW, THEREFORE, it is hereby agreed
between the parties hereto as follows:

        1.	Duties of the Subadviser.  The
Adviser hereby engages the services of the Subadviser in furtherance of its Investment Advisory and Management Agreement with the Trust. Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of the assets of each Portfolio listed on Schedule A attached hereto. The Subadviser will determine in its discretion and subject to the oversight and review of the Adviser, the securities to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain, and will render regular reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish as delivered in writing to the Subadviser, and in compliance with (a) the objectives, policies, and limitations for the Portfolio(s) set forth in the Trusts current prospectus and statement of additional information as delivered to the Subadviser, and (b) applicable laws and regulations.

               The Subadviser agrees that it will
operate and manage the Portfolio set forth in Schedule
A (1) in compliance with all applicable federal and state laws governing the Subadviser=s management of the Portfolio and investments; and (2) so as not to jeopardize either the treatment of the Seasons variable annuity contracts issued by Variable Annuity Account
Five (File No. 333-08859; hereinafter Contracts), or such other variable annuity contracts established in the future, as annuity contracts for purposes of the Internal Revenue Code of 1986, as amended (the
Code).  Without limiting the foregoing, the
Subadviser agrees to manage the Portfolio in compliance with (a) the provisions of the Act and rules adopted thereunder; (b) the diversification requirements specified in the Internal Revenue
Services regulations under Section 817(h) of the Code; (c) applicable state insurance laws; and (d) applicable federal and state securities, commodities and banking laws; provided that Adviser shall provide
Subadviser with written direction as to the requirements of applicable state insurance laws and applicable federal and state banking laws. For purposes of the preceding sentence, disclosure in the Trust=s prospectus and/or statement of additional information of applicable state insurance laws and regulations and applicable federal and state banking laws and regulations shall constitute Awritten direction@ thereof. The Adviser acknowledges and agrees that the Subadviser=s compliance with its obligations under this Agreement will be based, in part, on information supplied by the Adviser, or an agent thereof, as to each Portfolio, including but not limited to, portfolio security lot level realized and unrealized gain/loss allocation. The Adviser agrees that all such information will be supplied on a timely basis. The Subadviser further represents and warrants that to the extent that any statements or omissions made in any Registration Statement for the Contracts or shares of the Trust, or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such Registration Statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder (the 1933
Act) and the Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               The Subadviser accepts such
employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement. The
Subadviser shall not have any responsibility for the administrative affairs of the Portfolio, including any responsibility for the calculation of the net asset value of the Portfolio=s shares or shareholder accounting services; provided, however, that the Subadviser shall, as requested from time to time by the Adviser, assist the Adviser in obtaining pricing information relating to the Portfolio=s investment securities.

        2.	Portfolio Transactions.  The
Subadviser is responsible for decisions to buy or sell securities and other investments of the assets of each Portfolio, broker-dealers and futures commission merchants= selection, and negotiation of brokerage commission and futures commission merchants= rates. As a general matter, in executing portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadviser=s best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firms risk in positioning a block of securities. Subject to such policies as the Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the
A1934 Act@), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadvisers having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadvisers overall responsibilities with respect to such Portfolio and to other clients as to which the Subadviser exercises investment discretion.
 In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section
17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio.
The Subadviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Portfolio with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates= fiduciary obligations to the Portfolio and to such other clients.
The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

        3.	Compensation of the Subadviser.
The Subadviser shall not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior days net assets in order to calculate the daily accrual). For purposes of calculating the Subadvisers fee, the average daily net asset value of a Portfolio shall be determined by taking an average of all determinations of such net asset value during the month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

        4.	Other Services.  At the request of the
Trust or the Adviser, the Subadviser in its discretion may make available to the Trust, office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Subadviser and billed to the Trust or the Adviser at the Subadviser=s cost.

        5.	Reports.  The Trust, the Adviser and
the Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Trust as each may reasonably request.

        6.	Status of the Subadviser.  The
services of the Subadviser to the Adviser and the Trust are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

        7.	Certain Records.  While the
Subadviser is not being engaged to serve as the Trust=s official record keeper, the Subadviser nevertheless hereby undertakes and agrees to maintain, in the form and for the period required by
Section 204 of the Advisers Act and Rule 204-2 thereunder, all records relating to the investments of the Portfolio(s) that are required to be maintained by the Subadviser pursuant to the requirements of Rule
204-2 under the Advisers Act. The Subadviser will also, in connection with the purchase and sale of securities for each Portfolio, arrange for the transmission to the custodian for the Trust on a daily basis, such confirmation, trade tickets, and other documents and information, that identify securities to be purchased or sold on behalf of the Portfolio, as may be reasonably necessary to enable the custodian to perform its administrative and recordkeeping responsibilities with respect to the Portfolio.

               The Subadviser agrees that all
accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trusts auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

        8.	Reference to the Subadviser.  The
Adviser covenants as follows:

               (a)	The Adviser will (and will
cause its affiliates (including the Trust) (each an AAffiliate@) to) use the name APutnam Investment
Management@, APutnam Investments@, APutnam@ or any derivation thereof only for so long as this Agreement remains in effect. At such times as this Agreement is no longer in effect, the Adviser will, and will cause each Affiliate to, cease using any such name or any other name indicating that any Portfolio is advised by or otherwise connected to the Subadviser.

               (b)	It will not, and will cause its
Affiliates to not, refer to the Subadviser or any Affiliate in any sales literature or promotional material except with the prior approval of the Subadviser. In the case of materials, such as the portfolio=s prospectus, required by law to be prepared, such approval shall not be unreasonably withheld.

               (c)	It will permit the Portfolios to
be used as a funding vehicle only for insurance contracts issued by SunAmerica Inc. or any of its affiliates.

               (d)	It will not (and will cause it
Affiliates to not) engage in marketing programs
(written or otherwise) directed toward Putnam Capital
Manager Annuity Contract (APCM@) which directly solicit transfers from PCM to the Adviser=s products or those of its Affiliates. For purposes of the foregoing, general marketing efforts by SunAmerica
Inc. and its affiliates shall not constitute a direct solicitation of PCM contract holders. The Adviser will not (and will cause its Affiliates to not) create or use marketing materials which provide direct comparisons between PCM and the Adviser=s products or those of any of its Affiliates. The
Adviser, in connection with any exchange program, will not (and will cause its Affiliates to not) reimburse voluntarily, or enter into any contract or policy after the date hereof providing for the reimbursement of, any deferred sales charges to encourage the transfer of assets from PCM to the Adviser=s products or those of any Affiliate. For purposes hereof, the term
AAffiliate@ shall not be construed to include agents of SunAmerica Inc. or affiliates thereof, who are not employees of such entities.

        9.	Liability of the Subadviser.  (a) In the
absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (Adisabling conduct@) hereunder on the part of the Subadviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) the Subadviser shall not be subject to liability to the Trust, any shareholder of the Trust or the Adviser for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates.
Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) (collectively, the AIndemnified
Parties@) from any liability arising from the Subadviser=s conduct under this Agreement.

               (b)	The Subadviser agrees to
indemnify and hold harmless the Adviser and its affiliates and each of its directors and officers and each person, if any, who controls the Adviser within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation
(including reasonable legal and other expenses), to which the Adviser or its affiliates or such directors, officers or controlling persons may become subject under the 1933 Act, under other statutes, at common law or otherwise, which may be based upon (i) any wrongful act or material breach of this Agreement by the Subadviser resulting from Subadviser=s disabling conduct, or (ii) any untrue statement of a material fact in the Trust=s registration statement or omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if such statement or omission was made in reliance on information furnished by the Subadviser to use in such registration statement, provided, however, that in no case is the Subadviser=s indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.

        10.	Permissible Interests.  Trustees and
agents of the Trust are or may be interested in the Subadviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise;
directors, partners, officers, agents, and shareholders of the Subadviser are or may be interested in the Trust as trustees, or otherwise; and the Subadviser (or any successor) is or may be interested in the Trust in some manner.

        11.	Term of the Agreement.  This
Agreement shall continue in full force and effect with respect to each Portfolio until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust.

               With respect to each Portfolio, this
Agreement may be terminated at any time, without payment of a penalty by the Portfolio or the Trust, by vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Portfolio, voting separately from any other series of the Trust, or by the Adviser, on not less than 30 nor more than 60 days= written notice to the Subadviser. With respect to each Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 60 days= written notice to the Adviser and the Trust. The termination of this Agreement with respect to any Portfolio or the addition of any Portfolio to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Portfolio subject hereto. This Agreement shall automatically terminate in the event of its assignment
(as defined by the Act).

               This Agreement will also terminate in
the event that the Advisory Agreement by and between the Trust and the Adviser is terminated.

        12.	Severability.  If any provision of this
Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

        13.	Amendments.  This Agreement may
be amended by mutual consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the Act.

        14.	Governing Law.  This Agreement
shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

        15.	Personal Liability.  The Declaration
of the Trust establishing the Trust (the Declaration), is on file in the office of the Secretary of the Commonwealth of Massachusetts, and, in accordance with that Declaration, no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the Trust Property only shall be liable.

        16.	Separate Series.  Pursuant to the
provisions of the Declaration, each Portfolio is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular Portfolio shall be enforceable only against the assets of that Portfolio and not against the assets of any other Portfolio or of the Trust as a whole.

        17.	Confidentiality. The Subadviser will
not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others, becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or self regulatory organizations, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or necessary for employees of the Subadviser to carry out its duties on behalf of the Portfolio(s) as contemplated by this Agreement.
Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.

        18.	Notices.  All notices shall be in writing
and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

               Subadviser:		Putnam
Investment Management, LLC
                                      One Post Office
Square
                                      Boston, MA
02109
                                      Attn:	General
Counsel



Adviser:		AIG
SunAmerica Asset Management Corp.
                                      Harborside
Financial Center
        3200 Plaza 5
        Jersey City, NJ
 07311
                                      Attention:
	Gregory N. Bressler
                                                     S
enior Vice President and
                                                     G
eneral Counsel

with a copy to:		AIG Retirement
Services, Inc.
1 SunAmerica
Center
               Century City
        Los Angeles,
CA 90067-6022
        Attention:
	Mallary L.
Reznik
                                                     D
eputy General Counsel



        IN WITNESS WHEREOF, the parties have
caused their respective duly authorized officers to execute this Agreement as of the date first above written.

                                   AIG
SUNAMERICA ASSET MANAGEMENT CORP.

By:  /s/
PETER
A.
HARBE
CK
	Name:
	Peter A.
Harbeck
             Title:
	President and
Chief Executive
Officer


                                   PUTNAM
INVESTMENT MANAGEMENT, LLC

By:  /s/
MITCHE
LL
FISHMA
N
             Name:
	Mitchell
Fishman
Title:

Managing Director



	SCHEDULE A


Portfolio(s) Fee(as a percentage
of the average daily net assets
of the Portfolio)

Asset
Allocation:

Diversified
Growth
..55% on the first $150MM .50%
on the next $150MM .40% over $300MM

P:\PUBLIC\PRODLAW\Securities Compliance\SA Board
Meetings\2007\05-07-07\15c\Exhibit D - SST Putnam
Subadvisory Agreement (05-31-07).doc